Exhibit 99.1

Invitae Announces Proposed Public Offering of Common Stock

SAN FRANCISCO, January 20, 2021 — Invitae Corporation (NYSE: NVTA) today announced that it has commenced an underwritten public offering of $400.0 million of shares of its common stock, before deducting underwriting discounts and commissions and other offering expenses. All of the shares are being offered by Invitae. In addition, Invitae expects to grant the underwriters a 30-day option to purchase up to an additional $60.0 million of shares of its common stock at the public offering price, less underwriting discounts and commissions. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

Invitae currently intends to use the net proceeds from this offering for working capital and other general corporate purposes, including investing in its platform, oncology and reproductive product extensions and international expansion. Invitae may also use a portion of the net proceeds from this offering to acquire or invest in complementary businesses, assets or technologies, although it has no present commitments or agreements to do so.

J.P. Morgan Securities LLC, Morgan Stanley, Cowen and Company, LLC and SVB Leerink LLC are acting as the book-running managers for the proposed offering.

An automatic shelf registration statement relating to the shares was filed with the Securities and Exchange Commission and became effective on March 4, 2019. A copy of the preliminary prospectus supplement and accompanying prospectus relating to the offering, when available, may be obtained from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (866) 803-9204, or by email at prospectus-eq_fi@jpmchase.com; from Morgan Stanley & Co. LLC, 180 Varick Street, 2nd Floor, New York, NY, 10014, Attention: Prospectus Department; from Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department, by email at PostSaleManualRequests@broadridge.com, or by telephone at (833) 297-2926; or from SVB Leerink LLC, One Federal Street, 37th Floor, Boston, MA 02110, Attention: Syndicate Department, by telephone at (800) 808-7535, ext. 6132, or by email at syndicate@svbleerink.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Invitae Corporation

Invitae Corporation (NYSE: NVTA) is a leading medical genetics company whose mission is to bring comprehensive genetic information into mainstream medicine to improve healthcare for billions of people. Invitae’s goal is to aggregate the world’s genetic tests into a single service with higher quality, faster turnaround time, and lower prices.

Forward-Looking Statements

This press release contains forward-looking statements within the Private Securities Litigation Reform Act of 1995, including statements that relate to the timing, size and completion of the proposed public offering, the grant to the underwriters of the option to purchase additional shares, and other information that is not historical information. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks and uncertainties related to completion of the public offering on the anticipated terms or at all, market conditions and the satisfaction of customary closing conditions related to the public offering. More information about the risks and uncertainties faced by Invitae is contained in the section captioned “Risk factors” in the preliminary prospectus supplement related to the public offering filed with the Securities and Exchange Commission. Invitae disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: Invitae Corporation

Contact:

Laura D’Angelo

ir@invitae.com

(628) 213-3369

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